Exhibit 10.6
AmeriGas Propane, Inc.
Discretionary Long-Term Incentive Plan
for Non-Executive Key Employees
Effective July 1, 2000
Amended as of January 1, 2005
Background
AmeriGas Propane, Inc. (“AmeriGas” or the “Company”) maintains a long-term compensation plan for a relatively small group of select employees in an effort to recognize, reward and retain these individuals through the use of grants of AmeriGas equity. Compensation provided through the plan will be over and above the normal base salary and annual bonus opportunity of the recipients. Recipients will generally be chosen from among those designated “high-potential employees,” but may also include other employees whose performance is superior.
Purpose
The purpose of the plan is to:
1.	Recognize and motivate high-potential individuals;

2.	Recognize and reward superior performance;

3.	Act as a retention incentive; and

4.	Align the interests of key employees with those of AmeriGas unitholders.
Eligibility
Eligibility for this plan will generally be limited to exempt level key employees in grades 18 and above, excluding officers. Key employees are those employees who, in the judgment of senior management, can make substantial contributions to the business of the Company.
An individual will be eligible to receive an award once per three year cycle. Interim awards (generally pro rated) may be made.
Awards
Awards will be made on a highly selective basis, will be in the form of phantom APU units and will be restricted for a period of three years. Awards will be made on a three-year cycle. The leadership team will review the list of potentially eligible employees annually and make recommendation for additional interim awards (which may be pro rata) as appropriate. It is anticipated that such interim awards will generally be made only to newly eligible employees or to those previously eligible employees whose performance and/or circumstances merit consideration or reconsideration for an award.
Individual awards are targeted at 750 units.

Maximum Number of Units
Up to 200,000 partnership units may be issued in connection with this plan. In addition, no participant may be granted awards relating to more than 2,000 units in any calendar year.
Nomination and Selection
Nominations may be submitted by any officer of the Company, must be in writing and must include the basis for the recommendation.
Grant recipients shall be selected (from among those nominated) by a committee which will consist of:
•	CEO of AmeriGas

•	Vice President Human Resources

•	At least one other Vice President to be appointed each year by the CEO
The criteria for nomination are:
The individual has performed, and is expected to continue to perform, in a superior manner, and
1.	The individual has performed in a manner which demonstrates the potential to make significant long-term contributions to the Company, or

2.	The individual possesses those skills which, upon further development, may qualify him/her for significant additional responsibilities in the future.
The committee shall have the sole discretionary authority to administer the plan.
Vesting
Awards will be restricted for three years.
Employees who terminate employment for any reason, voluntarily or involuntarily, prior to the end of the three-year time period will forfeit all units.
Distributions
No distributions will accrue during the restriction period.
Payment of Awards
Vested awards will be distributed as soon as practicable following the end of the restriction period, but in no event later than March 15 of the calendar year following the calendar year in which the award vests.

Two-thirds of the award will be distributed in the form of APU units and the remaining one-third of the award will be distributed in cash to be used as an offset to the individual income tax liability. The amount of cash to be distributed will be based on the fair market value of APU units at the end of the restriction period. The fair market value will be equal to the average of the high and low sales price of an APU unit on the New York Stock Exchange on the day on which the fair market value is being determined or, if there are no transactions on that day, on the immediately preceding day on which there were transactions on that exchange.
Tax Withholding
AmeriGas will withhold from any payment made pursuant to this plan any taxes required to be withheld from such payments under local, state or Federal law.
Amendment and Termination
This plan may at any time or from time to time be amended or terminated by the Board of Directors of the Company at any time.
Transferability of Awards
A participant may not transfer rights under an award. When a participant dies, the personal representative of the participant shall receive any amounts payable to the participant under the plan.